EXHIBIT 99.1
ADVANSOURCE BIOMATERIALS RECEIVES NOTICE
FROM NYSE AMEX REGARDING LISTING STANDARDS

Wilmington, MA. August 23, 2010…AdvanSource Biomaterials Corporation (NYSE Amex: ASB), a leading developer, manufacturer and seller of advanced polymer technologies and materials for a broad range of medical devices, today announced it was notified by the staff of the NYSE Amex that a review of the Company’s Form 10-Q for the period ended June 30, 2010 indicated that the Company is not in compliance with one of the NYSE Amex’s continued listing standards as set forth in Part 10 of the NYSE Amex’s Company Guide (the “Company Guide”).  Specifically, the Exchange noted that the Company is not in compliance with Section 1003(a)(iii) of the Company Guide because it reported stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.  As of June 30, 2010, the Company reported stockholders’ equity of $5,803,000.

In order to maintain its listing, the Company must submit a plan by September 16, 2010 addressing how it intends to regain compliance by February 17, 2012.  Subject to the plan being accepted by the NYSE Amex, the Company would have until February 17, 2012 to implement the plan, during which time the Company would be subject to periodic review to determine whether it is making progress consistent with the plan.  If the Company has made a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframe, the plan will be accepted.  The Company has verbally informed the NYSE Amex staff that it intends to submit a plan to resolve the listing deficiency and to regain compliance with the NYSE Amex continued listing requirements.  The Company’s common stock continues to trade on the NYSE Amex under the ticker symbol “ASB.”

Michael Adams, AdvanSource’s President and Chief Executive Officer, stated, “Over approximately the past two-years, the Company has been executing on a plan to divest itself of non-strategic assets and business units so as to enable it to focus on exploiting its core competency in the development, manufacture and sales of its advanced polymer technologies and biomaterial products.  As we anticipated, the execution of this restructuring and growth plan adversely affected our stockholders’ equity in the short-term.  We believe the Company is more focused and stronger than ever before; and has been successful in promoting its advanced biomaterials technology, capabilities and products to the global medical device industry.

We believe the formal compliance plan, which should be submitted to the NYSE Amex on or before September 16, 2010, should demonstrate the successful execution of our business plan to-date, and the Company’s ability and intent to execute on the additional strategies to regain and maintain compliance with the NYSE Amex’s listing standards on or before February 17, 2012.”

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials which provide critical characteristics in the design and development of medical devices.  The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states.  The Company’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income.  More information about the Company is available at its website: www.advbiomaterials.com

Forward-Looking Statements

AdvanSource Biomaterials Corporation believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, including but not limited to, the Company’s ability to successfully develop a compliance plan that will be satisfactory to the NYSE Amex and, if accepted, execute upon the compliance plan so as to regain compliance with the NYSE Amex listing standards within the prescribed timeframes, that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For further information contact:

AdvanSource Biomaterials Corporation

David Volpe, Acting CFO
(978) 657-0075, ext. 103
dvolpe@advbiomaterials.com